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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                               SCHEDULE 13G/A
                  Under the Securities Exchange Act of 1934
                             (Amendment No. 1)*

                           President Casinos, Inc.
-------------------------------------------------------------------------------
                              (Name of Issuer)

                        Common Stock, $0.06 par value
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                       (Title of Class of Securities)

                                   740848
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                               (CUSIP Number)

                              December 31, 2001
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           (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                             [          ]        Rule 13d-1(b)
                             [     X    ]        Rule 13d-1(c)
                             [          ]        Rule 13d-1(d)

                  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                             Page 1 of 6 pages

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 CUSIP No. 740848                                          Page 2 of 6 pages
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===============================================================================
    1        NAMES OF REPORTING PERSONS           JOHN S. AYLSWORTH

             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
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    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) / /
                                                                      (b) / /
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    3        SEC USE ONLY

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    4        CITIZENSHIP OR PLACE OF ORGANIZATION
                 UNITED STATES
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       NUMBER OF              5     SOLE VOTING POWER

        SHARES                      531,485(1)*

     BENEFICIALLY

       OWNED BY

         EACH

       REPORTING

        PERSON

         WITH
                          -----------------------------------------------------
                              6     SHARED VOTING POWER
                                    0
                          -----------------------------------------------------
                              7     SOLE DISPOSITIVE POWER
                                    531,485(1)*
                          -----------------------------------------------------
                              8     SHARED DISPOSITIVE POWER
                                    0
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    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             531,485(1)*
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   10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES / /
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   11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              9.72%(2)
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   12        TYPE OF REPORTING PERSON
             IN
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
             *SEE ITEM 4 OF THIS SCHEDULE 13G.
===============================================================================

-----------------------------
         (1)      Includes 436,667 shares issuable pursuant to stock options.
         (2)      Based upon 5,033,008 shares of President Casinos, Inc.
 Common Stock, $0.06 par value, issued and outstanding as of December 31, 2001.



                             Page 2 of 6 pages

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 CUSIP No. 740848                                          Page 3 of 6 pages
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ITEM 1.           (a)      Name of Issuer: President Casinos, Inc.


                  (b)      Address of Issuer's Principal Executive Offices:

                           802 North First Street
                           St. Louis, MO 63102

ITEM 2.           (a)      Name of Person Filing: John S. Aylsworth

                  (b) Address of Principal Business Offices or, if none, Residence:

                           John S. Aylsworth
                           President Casinos, Inc.
                           802 North First Street
                           St. Louis, MO 63102

                  (c)      Citizenship: United States; Missouri


                  (d)      Title of Class of Securities: Common Stock,
                           $0.06 par value


                  (e)      CUSIP Number: 740848


ITEM 3.           INFORMATION IF STATEMENT IS FILED PURSUANT TO RULES 13d-1(b)
                  OR 13d-2(b):

                  (a)   [     ]   Broker or Dealer registered under Section 15
                                  of the Act (15 U.S.C. 78o)
                  (b)   [     ]   Bank as defined in Section 3(a)(6) of the
                                  Act (15 U.S.C. 78c)
                  (c)   [     ]   Insurance Company as defined in Section
                                  3(a)(19) of the Act (15 U.S.C. 78c)
                  (d)   [     ]   Investment Company registered under Section 8
                                  of the Investment Company Act of 1940
                                  (15 U.S.C. 809-8)
                  (e)   [     ]   An investment adviser in accordance with
                                  Section 240.13d-1(b)(1)(ii)(E)
                  (f)   [     ]   An employee benefit plan or endowment fund
                                  in accordance with Section
                                  240.13d-1(b)(1)(ii)(F)
                  (g)   [     ]   A parent holding company or control person,
                                  in accordance with Section 240.13d-1(b)(ii)(G)
                  (h)   [     ]   A savings association as defined in
                                  Section 3(b) of the Federal Deposit
                                  Insurance Act (12 U.S.C. 1813)
                  (i)   [     ]   A church plan that is excluded from the
                                  definition of an investment company under
                                  section 3(c)(14) of the Investment Company
                                  Act of 1940 (15 U.S.C. 80-a-3)
                  (j)   [     ]   Group, in accordance with Section
                                  240.13d-1(b)(1)(ii)(J)


                             Page 3 of 6 pages

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 CUSIP No. 740848                                          Page 4 of 6 pages
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ITEM 4.           OWNERSHIP.

(a)               Amount Beneficially Owned:

                           531,485 - Includes 436,667 shares issuable
                  pursuant to stock options.

(b)               Percent of Class:

                           9.72% - Based upon 5,033,008 shares of President
                  Casinos, Inc. Common Stock, $0.06 par value, issued and outstanding as of December 31, 2001.

(c)               Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote

                                                     531,485

                           (ii)     Shared power to vote or to direct the vote

                                                     0

                           (iii) Sole power to dispose or to direct the disposition of

                                                     531,485

                           (iv) Shared power to dispose or to direct the disposition of

                                                     0

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                        Not Applicable




                             Page 4 of 6 pages

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 CUSIP No. 740848                                          Page 5 of 6 pages
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ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                         Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                         Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                         Not Applicable

ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





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 CUSIP No. 740848                                          Page 6 of 6 pages
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                                  SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth on this statement is true, complete and correct.

Dated as of January 29, 2002


                                          /s/ John S. Aylsworth
                                          ------------------------------------
                                          John S. Aylsworth, President and
                                          Chief Operating Officer











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